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                                                                    EXHIBIT 23.2


                      Consent of Independent Auditors


The Board of Directors of SM&A:

We consent to incorporation by reference in the registration statements (Nos. 333-40614, 333-50887, 333-51174, 333-62412, 333-84107, 333-84109 and 333-84111)
on Form S-8 and registration statement (No. 333-77311) on Form S-3 of SM&A (formerly Emergent Information Technologies, Inc.) of our report dated April 11, 2001, relating to the consolidated balance sheet of SM&A and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2000 and 1999, and the related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of SM&A.


/s/ KPMG LLP


Orange County, California
March 8, 2002